Questions and Answers to the Prospectus Supplement

                                  May 29, 2001

Q: Why is Strong making so many changes at the same time?
A: We have decided to propose all of these changes at the same time to save the costs of multiple solicitations over time, which would be costly. We have gone through a scheduled review of our fees during the last few months and came up with the proposed changes.

Q: Why are you increasing the fees when the market is declining?
A: We are soliciting approval of several changes to the advisory agreement, including the addition of breakpoints to the management fee, under which the management fee will decrease on net assets above the breakpoint levels. As to the administration fee increase, the proposed fee change is not related to the performance of the market. Our review of our fees took place largely when the market was down. This proxy is part of an effort to ensure we can provide you with the high-quality service and experience you are used to getting at Strong.

Q: I didn't know the Blue Chip and Growth and Income Funds could charge a 12b-1 fee. When did this change?
A: Some Strong Funds offer several classes of shares with different services and expenses. The Investor Classes of the Blue Chip and Growth and Income Funds do not have a 12b-1 fee.

Q: What is a Fund Administration Fee and why is it being increased?
A: For Funds that do not already have a separate administration fee, we have decided to break the management fee down and separate out the administration fee. We have also proposed an increase in the Administration Fee of Investor Class and Class Z shares, pending shareholder approval. The administration fee for Advisor Class shares will also increase, but is not subject to shareholder approval. This increase is proposed to pay for accounting and similar services that have previously been provided at no cost.

Q: Why is Strong raising the Transfer Agent Fee on most equity funds? How will I be affected by it?
A: From time to -time, a fee increase is made to allow us to continue to provide high-quality services. The Transfer Agent Fee has not been increased since 1988, even though we have improved the services we offer and have offered over the years. For example, we have added cost basis statements.

Q: Why are you removing the 2% expense cap?
A: The expense cap was put into place due to a state law requirement that has been repealed. In the future, we will use our discretion when setting reimbursement levels, taking into account such market factors as a Fund's expense ratio relative to its peers and the Fund's ability to offer shareholders competitive returns.

Q: Why should I vote to approve this?  What benefit will I see if it passes?
A: The Board of Directors has unanimously approved all proposals. Strong invests a significant amount of time and resources into service excellence and advancing technology. In addition, we provide friendly assistance and advice to you 24 hours a day, 7 days a week, and we believe we offer you some of the best mutual funds in the market. You need to determine how important these services are to you and make a decision to vote for or against them based upon this and the information in your proxy statement.

Q: Are these changes going to take place with or without shareholder approval?
A: The transfer agent fee increase, the increase in the administration fee for Advisor Class shares, and the separation of the management and adminstration fee are not subject to shareholder approval. These changes will occur regardless of the outcome of the vote, the rest are subject to your votes.

Q: Does Strong want us to vote for this or not?
A: Yes, Strong wants shareholders to vote for these proposed changes. The proposals have also been approved unanimously by the Board of Directors of your fund. In addition to investing a significant amount of time and resources into service excellence and advancing technology, we provide friendly assistance and advice to you 24 hours a day, 7 days a week. We also believe we offer you some of the best mutual funds in the market.

Q: What happens if shareholders do not approve the changes?
A: If shareholders do not approve the changes that are subject to shareholder approval, they will not take place at this time.